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                                                                    EXHIBIT 99.2

PERSONAL AND CONFIDENTIAL
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August 1, 2003

Board of Directors
Netro Corporation
3860 North First Street
San Jose, CA  95134

Re:   Registration Statement on Form F-4 of
      SR Telecom Inc.  (File No. 0-26963), Filed on August 1, 2003


Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 27, 2003, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share, of Netro Corporation (the "Company") of the Consideration (as defined therein) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 27, 2003, among SR Telecom Inc. ("SR Telecom"), Norway Acquisition Corporation, a wholly owned subsidiary of SR Telecom, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary of the Proxy Statement/Prospectus - Opinion of Netro's Financial Advisor", "The Merger - Background of the Merger", "The Merger - Factors Considered and Reasons for the Merger" and "The Merger - Opinion of Netro's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the


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Board of Directors
Netro Corporation
August 1, 2003
Page Two




Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)